Exhibit 99.2

4th Quarter and Full Year 2005 Earnings Conference Call

Bob Chilton:

Thank you operator. My name is Bob Chilton, and I am the Executive Vice President and Chief Financial Officer for HemaCare Corporation. With me today is Judi Irving, HemaCare’s President and Chief Executive Officer. We both would like to welcome everyone to HemaCare’s fourth quarter and full year 2005 earnings conference call.

Before we begin our presentation, I would like to remind everyone that during this call there may be forward-looking statements on a number of topics that are based on the Company’s current expectations that are subject to various risks and uncertainties. Actual results and outcomes could differ materially. Our press releases and 2005 annual report on Form 10-K, as well as our other SEC filings, identify factors that could affect future results. We encourage you to review these documents for additional information.

And now, I would like to introduce Judi Irving, who will begin with our opening remarks.

Judi Irving:

Thank you, Bob.

Welcome to today’s call. As always, we appreciate your interest in our company.

Today we released HemaCare Corporation’s financial results for the fourth quarter and full year ended December 31, 2005. We are delighted to report the highest levels of quarterly and annual revenue in the Company’s 28-year history. In addition, we delivered record levels of pretax income for both the fourth quarter and full year of 2005.  Net income for the quarter nearly doubled compared to the fourth quarter of 2004. Net income for all of 2005 was 7% higher than the previous year. Excluding a one-time non-operating gain and income from terminated sites in 2004, net income for 2005 grew by over 38%.

Our blood products segment was the driver of our overall growth in revenue and income. The volume of products sold to our customers continued to increase. We are especially pleased with the progress we made to establish HemaCare as a supplier of products to research customers since we feel our capabilities are particularly well suited to their needs. The growth in volume allows us to benefit from economies of scale and greater utilization of our existing capacity, thereby improving our gross margin for blood products.

Our blood services segment results for 2005 were not as strong as 2004. Increased competition and higher operating costs impacted our revenue and gross profit. We are encouraged, however, that revenues and margins improved as the year progressed.

Our aim is to continue to build upon our success. Our profitability has allowed us to eliminate nearly all of the Company’s outstanding debt. In addition, we have started to make necessary investments in our infrastructure.

I would like to acknowledge the outstanding and experienced team we have at HemaCare. Their dedication and contributions are evident in the results we reported today.

I will now turn the call over to Bob Chilton, who will review the operating results in greater detail.

Bob Chilton:

Thank you, Judi.

HemaCare’s fourth quarter results produced net income of $645,000, or $.08 basic and fully diluted earnings per share, compared with $336,000 for the fourth quarter of 2004, or $.05 basic and $.04 diluted earnings per share, representing a 92% improvement in earnings. Revenue increased 29%, to $8.9 million from $6.9 million reported in the fourth quarter of 2004. The improvement in revenue was attributable to an increase in blood products revenue of 41% for the fourth quarter of 2005 to $7.1 million, and was primarily the result of higher blood products sales volume. The increase in blood products revenue for the quarter was offset by a 3.1% decrease in blood services revenue to $1,784,000. Gross profit reported during the fourth quarter of 2005 improved 26% to

$1.9 million, and was attributable to a 48% increase in blood products gross profit compared to the same quarter of 2004.

General and administrative expenses for the fourth quarter of 2005 increased 6.3%, to $1,231,000. In the quarter, these expenses represented 13.9% of revenue, which was a decrease from 16.9% reported in the same quarter of 2004. The improvement was principally the result of higher revenue without a similar increase in general and administrative expenses.

For the full year of 2005, the Company recognized net income of $1,655,000, or $.20 per share basic and $.19 per share diluted, compared with net income of $1,545,000 for 2004, or $.20 per share basic and $.19 per share diluted. Revenues increased 16.4% to $31.2 million in 2005 as a result of an increase in blood products revenue of 26.9% to $24.6 million. Blood services revenue decreased 10.9% to $6.7 million in 2005 as a result of a 10.1% decrease in the number of therapeutic apheresis procedures performed, primarily in the Company’s Southern California market.

Gross profit for 2005 increased 13.1% to $6.6 million in 2005 as a result of sizeable growth in blood products gross profit. The gross profit percentage for blood products improved to 20.6% in 2005 compared with 17.5% for 2004. This positive result was due to increased operational efficiencies realized from higher sales volumes. Gross profit generated by the Company’s blood services business segment decreased 37% to

$1.5 million in 2005. The gross profit percentage for blood services decreased to 22.9% for 2005, from 32.4% for 2004, and was the result of decreasing blood services revenue, higher staff compensation and higher expenses to manage and market this business unit.

General and administrative expenses increased 10.6% to $4.9 million in 2005. For all of 2005, these expenses represented 15.7% of revenue, which was a decrease from 16.5% reported in 2004. General and administrative expenses increased as a result of several factors, including an increase in expenses for outside services, consultants and temporary personnel, an increase in compensation expense, and an increase in the cost of liability insurance. These increases were partially offset by a decrease in interest expense.

The Company’s balance sheet grew stronger as of December 31, 2005, with cash and cash equivalents of $2.6 million compared to $2.1 million as of the end of 2004. Working capital increased $1.1 million in 2005 to $4.2 million, from $3.1 million as of the end of 2004. The Company reduced debt by $900,000 during 2005, with only $88,000 remaining as of December 31, 2005. We did not utilize any portion of our available credit facility as of December 31, 2005.

The Company has started to invest the resources generated by recent profitability in infrastructure projects to enhance regulatory compliance, management reporting and long-term profit potential for the Company’s blood products business. These investments include a document management system, and new accounting and financial reporting systems. In addition, we plan to invest in a new blood bank information system, new facilities, equipment and vehicles. These infrastructure enhancements are expected to cost approximately $2.5 million, and will be accounted for as fixed assets. These projects began in late 2005, with some targeted for completion as early as the second quarter of 2006, and others continuing through 2008.

This concludes our opening remarks. We will now open the conference for your questions. Operator, would you please provide the callers with the necessary instructions.

Operator:	Yes sir.

At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q&A roster...

Please hold for your first question...

Your first question comes from John Henderson.

John Henderson:	Yes, hi. How are you?

Judi Irving:	Very well, thank you.

John Henderson:	Congratulations.

Judi Irving:	Thank you.

John Henderson:	Are you guys giving any guidance for the first quarter?

Judi Irving:	No we’re not. We have historically not given guidance.

John Henderson:	Okay.

And is there seasonality to your business?

Judi Irving:

Yes there is to some extent. On the products side, the blood drives are a little bit down over the summer time period as well as in the holiday season around Thanksgiving and Christmas time periods. And on the services side, it’s really hard to determine if there’s seasonality there, but there are fluctuations from quarter to quarter.

John Henderson:	Understood.

And do you guys have any plans to move off the bulletin board onto the small cap NASDAQ at some point?

Judi Irving:	At this point in time no, we don’t have any specific plans.

John Henderson:	(Now). Do you not think that that would maybe attract more investors to your – to the company or?

Judi Irving:	No, I think it would. But I’m just saying right at the moment we don’t have any specific plans.

John Henderson:	You don’t have any specific plans, okay.

Judi Irving:	Right, right.

John Henderson:	And are you guys, I mean, for a company that’s trading half of, you know, one times sales, are you guys, you know, doing anything to get the word out other than just producing good results?

Judi Irving:

Well, we really felt that that was the important first step for us, to have a period of time of very solid financial results, which we have delivered. And so now as we look forward, I think it’s more important for us to consider ways to get the word out about HemaCare.

John Henderson:	Understood.

And with the cash you guys have available, I mean, with the stock so cheap, would you consider buying back any stock at any point? Or is that something that you’re not going to consider with all of the other improvements you’re looking to make?

Judi Irving:	Well, as Bob explained, there are a number of investments that we do want to make in the infrastructure of the company. So we’ll be looking at that first.

John Henderson:	Understood, understood.

And so the cash is roughly about 33 cents, 34 cents a share, or actually 32 cents a share or so totally diluted?

Bob Chilton:	The cash balance?

John Henderson:	(Yeah, and) that’s per share. I’m just trying to figure out for the stock. It’s...

Bob Chilton:	That sounds about right, yes.

John Henderson:	Okay.

And how much stock do insiders own?

Bob Chilton:	(Ahm), there – it depends on your definition of insiders, but most of the Section 16 persons own about 7% to 8% I believe.

John Henderson:	Seven to eight – and who’s...

Bob Chilton:	It’s a relatively small percentage.

John Henderson:	Understood.

And who’s been your biggest shareholders? Are you guys in touch with them, or?

Bob Chilton:

Well, there are a variety of individuals who have filed the necessary documents to indicate that they have made investments. Obviously for those individuals below the 10% threshold, we are not always certain what transactions they may have made recently, but obviously many of the larger shareholders have contacted us and we try to stay in contact with them.

John Henderson:	Understood.

And in terms of competition, who’s your number one competitor you guys would lay claim to?

Judi Irving:

Well, on the blood products side it’s the American Red Cross. They have 50% of the blood products market. And on the services side it’s a number of either hospital-based or small regional-based service providers.

John Henderson:

Okay. Well, great. I really wish you guys a lot of luck and continued success. It was a very impressive quarter, you know. I think you’ll see a lot of interest in your stock over the next couple months.

Judi Irving:	Thank you very much.

Bob Chilton:	Thank you.

Operator:	Your next question comes from the line of Richard Vance.

Richard Vance:	Hi. Congratulations on the quarter.

And Bob, you’re talking about the large shareholders, I’m sure a lot of people that may be on the call aren’t aware that these guys in Luxembourg, the (Carnegie Fund) did buy 12% of the company last year and just filed the 13G, so between them and Praetorian and (John Egan), you’ve got some pretty sizable insider shareholders that – or rather large shareholders anyway that weren’t around before. And congratulate you on that.

I do have a question. (And) I noticed you just filed for a new lease for some properties in Van Nuys. Will you be changing your headquarters from where you presently run your business?

Judi Irving:	Yes we will. The headquarters will move to the Van Nuys location.

Richard Vance:	(All right), is that going to be that much more expensive than what you are? (Or) can you tell us about the facilities and what it’s going to do for you?

Judi Irving:

Yeah, actually in terms of location it’s about seven miles from our present location. And we actually see that they’ll be a lot of benefits because we will be able to have a number of our operations side-by-side which are currently separated.

Richard Vance:	Will this – is this going to enhance the business? I mean, bring it closer to where you’re going to be able to get more revenues?

Judi Irving:	Well, in terms of the change of location, it’s not really far enough to make much of a difference in terms of proximity to our customers.

However, what it allows us to do is to continue to grow. With the growth that we’ve seen on the blood products segment, we are cramped for space, so this allows us to accommodate the growth that we’ve had and also look to the future for a little additional growth.

Richard Vance:	I see.

You know, I – in the last conference call, I asked you about the possibility of selling the blood services business since it doesn’t seem to be that profitable for you and you’ve got a lot of competitors around.

Is there still a chance even though you’re having improved results that it would be better off financially for you to either abandon that business or to sell it to somebody else?

Judi Irving:

Well, we continually look at all aspects of our business to make sure that we’re on the right path in terms of profitability and growth. The business, although not as profitable as it’s been in the past, is still a profitable business for us, so we’ll continue to evaluate that.

Richard Vance:	The margins though couldn’t be as high as the products business though. Is that right?

Judi Irving:	No, they’ve shown to be about the same.

Richard Vance:	(Oh), they are?

Judi Irving:	Yeah.

Richard Vance:	Okay.

And you say your research customers, who are the customers, Judi? Can you give us any names of research customers?

Judi Irving:

We have actually many research companies. And they would be names that you’d be familiar with in terms of the big pharmaceutical companies. But at this point, I don’t really want to disclose who those are.

Richard Vance:	Okay. Thank you.

I noticed your stock fortunately for all of us that’ve been around for years has finally gotten up. It in fact is trading for $2.52 today, which was a nice increase for all of us, including you of course.

And I’m just wondering if you’ve – at this point in time, and I know this was asked by Henderson before but, (you know), since your market cap is still less than your revenues, besides the thought of buying your own stock back, don’t you think it’s about time that maybe you could hire or maybe an investment PR firm to help to get the word out that you guys are as successful as you are?...

Judi Irving:

That’s a really good question, and obviously something we need to look at. As I expressed earlier, our focus over the last three years has really been returning the company to profitability and delivering good, solid results so that we’d be in the position we’re in today with the stock going in the right direction. So this may be the time to really seriously consider doing more along those lines.

Richard Vance:	Well, congratulations to you.

And one more question. Bob, have the guys from (Carnegie Fund) or these guys over in Luxembourg that own 12%, have they been in contact with you at all?

Bob Chilton:	No.

Richard Vance:	Okay, thank you.

Bob Chilton:	You’re welcome.

Richard Vance:	Well, congratulations again and I’m very pleased that you guys have done as well as you’ve done. Congratulations Judi and Bob.

Judi Irving:	Thank you very much.

Bob Chilton:	Thank you.

Operator:	As a reminder if you would like to ask a question, please press star-1 on your telephone keypad.

Also during your first time in queue, please limit your questions to two at a time.

Your next question comes from the line of Terry Dooher with – and he is a shareholder.

Judi Irving:	Hello Terry.

Terry Dooher:	Hi. I think you’re already answered my question, which was what you might do to make the company’s great progress more widely known to investors.

Judi Irving:	(Mm-hm).

Terry Dooher:	So thanks.

Judi Irving:	Okay. Well thank you very much.

Operator:	Your next question comes from the line of Chris Beach with Bay Shore Partners.

Chris Beach:	Hi there.

Judi Irving:	Hello Chris.

Chris Beach:	I may’ve missed this, but did you detail for us some of the infrastructure projects that you’re proceeding upon? Other than the move in the corporate headquarters?

Bob Chilton:	Yes.

We are making investments in some new systems. We have a new document management system that we’re working on. We are planning to install new financial and accounting systems. And then we also have targeted some new equipment and vehicles as well.

Chris Beach:	Excellent. Thanks.

Judi Irving:	(Thanks).

Bob Chilton:	You’re welcome. Thank you.

Operator:	Your next question comes from the line of Maj Soueidan with The Market Edge.

Maj Soueidan:	Hello. Thanks for taking the call. (Unintelligible) questions, just (want to) clarify on something earlier that was talked about, I believe moving off the bulletin board (onto a different) exchange.

I know you said that wasn’t part of your current discussions, but (unintelligible) understand that when it does become a situation where you do qualify for getting off the bulletin board, whether it be the AMEX or NASDAQ, you would explore that potentially I mean, would that be a correct assumption?

Judi Irving:	Well, I don’t know if that would be a correct assumption, but obviously it would be something we would need to seriously consider.

Chris Beach:

Are there reasons you would not want to? You know, I’m just trying to get at that, you know, your attitude towards doing it? Are you happy being on the bulletin board or do you want to get off the bulletin board?

Judi Irving:	No. Quite frankly I think it would increase the value of the company if we weren’t on the bulletin board.

Chris Beach:	Okay, so I think that, you know, it seems like you are entering a new period (of) growth and, you know, good things are happening that you’d want that to happen, you know, as quickly as possible.

And so once you qualify, you know, you think you – you do qualify for getting off the bulletin board, I think that should be something you should, you know – as an investor I’m saying this – should definitely pursue if you can. I mean, you know, you don’t want to wait to do that. (So just) I hope you do heed that commentary (a little bit).

Judi Irving:	Thank you for your advice.

Chris Beach:	Okay.

And the other question I – I caught the tail end of it – I heard that there was a situation where you talked about $2 million in investments to do some stuff (at) the company here.

Could you recap that? I missed that (portion).

Judi Irving:	Yes, we talked about investment in some of our IT systems, including a financial system and a document control system as well as some facilities and vehicles.

Chris Beach:	And when did that start? That expense? Is that going to happen in 2006 or did that start in 2005 already?

Judi Irving:	It happened toward the end of 2005 and will continue into as far out as 2008 with some of our expenditures.

Chris Beach:	Okay, the expensing. So the expensing will go out through 2008 then.

Judi Irving:	Right.

And as Bob had mentioned...

Chris Beach:	Okay.

Judi Irving:	And as Bob had mentioned, these are fixed assets.

Chris Beach:	Okay, great, great.

Okay, that was the question I had. Thank you.

Judi Irving:	Thank you very much.

Bob Chilton:	(Thank you).

Operator:	Again if you would like to ask a question, please press star-1 on your telephone keypad...

(And) your next question comes from the line of Keith Van Allen with Van Allen Investment.

Keith Van Allen:	Hello.

Judi Irving:	Hello Keith.

Keith Van Allen:	Excellent quarter.

I just wondered if you could comment on the revenue acceleration (over) the past three quarters. What do you attribute that to? Because your company was basically perking along at about $7 million a quarter for what looks to be about two years, then all of a sudden you’ve ramped it up rapidly in the past three quarters, and I just wonder what you attribute that to.

Judi Irving:	Other than great management?

Keith Van Allen:	Besides great management.

Judi Irving:	It really has been a focus in that area. We saw that we had some opportunities and it really is a tribute to the people of our organization to really focus on the opportunities that were out there.

And we also had under-utilization of some of our facilities, so we really saw that increasing the volume would help us in many ways. So it’s been an effort and we’ve really been focusing on that.

Keith Van Allen:	Okay.

Do you feel that the past two or three quarters is a sustainable revenue level for your company?

Judi Irving:

You know, it’s always hard to project out. We are certainly aiming in that direction. But as we mentioned earlier, there are some seasonal fluctuations and then some fluctuations that are not seasonal in nature but do occur in our business.

Keith Van Allen:	Right.

Getting back to that seasonality now, if I understood you correctly there was – (there were) some factors actually in the fourth quarter that would’ve tended to dampen revenues. Is that correct.

Judi Irving:	Yes, that’s right. And we were able to overcome them this quarter.

Keith Van Allen:	(Ah), yeah, in a big way.

Judi Irving:	(Mm-hm).

Keith Van Allen:	Okay. All right, well I certainly appreciate the candor and I’m a happy shareholder.

Judi Irving:	All right, well I’m glad of that.

Keith Van Allen:	(Okay), thank you...

Operator:	(Again) if you would like to ask a question, please press star-1 on your telephone keypad...

At this time there are no further questions. I would like to hand over the floor back to Ms. Irving for closing remarks.

Judi Irving:	Thank you, Operator. And I want to thank everyone on the call and for your participation today.

Thank you.

Operator:	This concludes today’s Fourth Quarter and Year-End 2005 Financial Results conference call. You may now disconnect.